                                                                   EXHIBIT 10.68

                                 FRANK J. RIZZO
                               74 Wintercress Lane
                         East Northport, New York 11731




September 28, 1998

Mr. J. Cary Findlay                        Mr. J. Cary Findlay
President and Chief Executive Officer      President and Chief Executive Officer
Conso Products Company                     Simplicity Holdings, Inc.
513 North Duncan Bypass                    2 Park Avenue
Union, SC  29379                           New York, NY  10016



Dear Cary,

         This letter describes the terms and conditions that you and I have agreed upon with respect to my continued employment with Simplicity Holdings, Inc. ("Holdings"). Simplicity Capital Corporation ("Capital") owns all of the outstanding common stock of Holdings and Simplicity Pattern Co. Inc. ("Simplicity") is a wholly-owned operating subsidiary of Holdings. Holdings, Capital and Simplicity are collectively referred to herein as the "Simplicity Group."

         Conso Products Company, to be renamed Conso International Company, ("Conso") acquired all of the outstanding common stock of Capital on June 19, 1998 and Capital became a wholly-owned subsidiary of Conso on that date ("Acquisition"). Conso and the Simplicity Group believe it is in their best interest to continue my employment during the transition period following the Acquisition until at least December 31, 1998.

Accordingly, Holdings, Conso, and I (referred to as "Rizzo" herein) have agreed upon the following terms and conditions:


1. Rizzo, presently the Senior Vice President, Chief Financial Officer of the Simplicity Group, will become the Chief Operating Officer of the Simplicity Group and a Senior Vice President of Conso effective September 1, 1998.

2. Rizzo's base salary and all benefits will remain the same except for the management bonus program of the Simplicity Group and the Supplemental Executive Retirement Plan subsequent to August 31, 1998. Rizzo will become a participant, at a level appropriate for Rizzo's position, in a new management bonus plan to be implemented corporate-wide for management employees of Conso and the Simplicity Group effective as of July 1, 1998 ("Bonus Plan").

Page #2


3. Rizzo will provide 60 days written notice to the Simplicity Group and Conso if he resigns and the effective date of resignation (including the Notice Period defined below) is later than December 31, 1998. Conso and/or the Simplicity Group will provide 60 days written notice to Rizzo if they terminate Rizzo's employment at any time. The 60 days written notice that each party must give the other described in this paragraph is referred to herein as the "Notice Period."

4. Rizzo will be entitled to receive the following payments if he resigns and the effective date of his resignation (including the required Notice Period) is later than December 31, 1998:

         a) Retention payment equal to one month of base salary for every month Rizzo remains in the employ of the Simplicity Group (including the Notice Period) subsequent to June 30, 1998 up to a maximum of 12 months ("Retention Payment"). The Retention Payment will be made in a lump sum on Rizzo's last day of employment regardless of whether Rizzo has secured other employment by that date or any date thereafter.

         b) Payment of any unused vacation time remaining on the last day of employment ("Vacation Payment") up to a maximum of 20 days.

         c) Payment of an amount equal to the present value of Rizzo's accrued benefits as of December 31, 1998 under the Supplemental Executive Retirement Plan ("SERP") of Holdings ("SERP Payment"). Rizzo will release Holdings from any further obligations under the SERP upon receipt of the SERP Payment.

         d) Payment for a pro-rata portion (based upon the number of full months Rizzo is employed by the Simplicity Group during the fiscal year ended June 30, 1999) of any bonus earned under the Bonus Plan ("Bonus Payment").

         The Vacation Payment and SERP Payment will both be made to Rizzo on the last day of his employment. The Bonus Payment will be made at the same time other participants receive payment for bonus amounts earned under the Bonus Plan.

         If Rizzo resigns and the effective date of his resignation is on or before December 31, 1998, then this paragraph shall not apply and Rizzo shall not be entitled to any severance benefits under this letter agreement or otherwise.

Page #3


5. Rizzo will be entitled to receive the following payments if Conso or the Simplicity Group terminates Rizzo's employment without cause at any time.

         a) Severance (5 months pay) in accordance with the Simplicity Severance Pay Plan described on page 2 of Policy II-8 for Exempt Employees in the Employee Manual based upon Rizzo's base salary and 15 years of service ("Severance Payments").

         b) A Retention Payment equal to 7 months of Rizzo's base salary. The Retention Payment will be made in a lump sum on Rizzo's last day of employment regardless of whether Rizzo has secured other employment by that date or any date thereafter.

         c) If Rizzo forfeits any of the Severance Payments because he secures employment prior to the latest date the Severance Payments apply to, an additional retention payment will be made for an amount equal to the Severance Payments forfeited ("Additional Retention Payment"). The Additional Retention Payment will be made on the date the last Severance Payment would have been made if it had not been forfeited.

         d) The Vacation Payment and SERP Payment both of which are to be paid on Rizzo's last day of employment.

         e) The Bonus Payment, which is to be paid at the same time other participants receive payment for bonus amounts earned under the Bonus Plan.

         Notwithstanding the above, Rizzo shall receive the benefit of the required Notice Period prior to the effective date of termination.

         "Cause" shall be defined as gross negligence or willful misconduct, willfully ceasing to perform normal and customary duties for an extended period for any reason other than death or disability, willfully failing to follow the lawful and proper directives of an officer senior to Rizzo or the Board of Directors, fraud or embezzlement in the course of employment, intentional disclosure of confidential information, willfully engaging in competition or purposely aiding a competitor, the commission or conviction of a felony or any other crime that results in material injury or damage to the Simplicity Group. No action by Rizzo shall be deemed willful unless done in bad faith without reasonable belief that such action is in the best interests of the Simplicity Group.

Page #4


6. The policies and procedures described in the Simplicity Group's Employee Manual will apply to Rizzo with respect to continued benefits, including medical, dental, life insurance, and disability, after the last day of employment. The provisions in the Simplicity Retirement Savings Plan ("Retirement Plan") regarding termination of employment will apply to Rizzo with respect to his account balance in the Retirement Plan.

7. Prior to April 30, 1999, Rizzo, Conso, and the Simplicity Group will mutually agree whether Rizzo's employment will continue beyond June 30, 1999. If employment will continue, an appropriate multi-year Employment Agreement will be negotiated and executed at that time.

8. This letter agreement and the documents referred to herein represent the entire agreement between the parties with respect to Rizzo's employment by Holdings and supersedes any prior agreements between them, whether oral or written, including, without limitation, the Executive Severance Policy of the Simplicity Group that was effective July 24, 1997.

9. Any disputes with respect to this letter agreement shall be resolved through arbitration in New York City by the American Arbitration Association.

10. Conso represents that it is, through its ownership of all the outstanding common stock of Capital, the ultimate parent company of Holdings and agrees to take any and all such actions necessary to cause Holdings, Capital, and Simplicity to abide by the terms of this letter agreement.

Page #5


         If the contents herein accurately reflects your understanding of our agreement, please sign where indicated below and return one copy of this letter to me.

Thank you.

Sincerely,

/s/ Frank J. Rizzo

Frank J. Rizzo








AGREED AND APPROVED:
CONSO PRODUCTS COMPANY
AND
SIMPLICITY HOLDINGS, INC.
BY:

/s/ J. Cary Findlay
-------------------
J. Cary Findlay
President and Chief Executive Officer, Conso Products Company
President and Chief Executive Officer, Simplicity Holdings, Inc.